UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 6, 2020

Better Choice Company Inc.
(Exact name of registrant as specified in its charter)

Delaware	333-161943	26-2754069
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

164 Douglas Rd E, Oldsmar, Florida	34677
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (646) 846-4280

N/A
 (Former name or former address, if changed, since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement

Amended and Restated Subscription Agreement

On January 6, 2019, Better Choice Company Inc., a Delaware corporation (the “Company”), entered into the First Amendment to the Subscription Agreement (the “Amended Agreement”), an amended and restated subordinated convertible note (the “Amended Notes”) and the First Amendment to the Registration Rights Agreement (the “Amended Registration Rights Agreement”) with two accredited investors (the “Purchasers”) who participated in the private placement consummated on November 11, 2019. Pursuant to Section 7(c) of the Subordinated Convertible Promissory Note (the “Notes”) issued on November 11, 2019, the Purchasers have the right to amend and restate the Note and related documents to incorporate the preferable terms of any convertible promissory notes issued after November 11, 2019 so long as the Note is outstanding. As disclosed in the Company’s 8-K issued on December 26, 2019, the Company issued convertible subordinated notes to HH-Halo LP, a Delaware limited partnership, Thriving Paws, LLC, a Delaware limited liability company and Werner von Pein (collectively, the “Sellers”). The Amended Agreement was entered into in order to incorporate only the preferable terms of the convertible subordinates notes issued to the Sellers and all other terms and provisions of the Note shall remain in full force and effect.

Amended Terms of the Notes

Pursuant to the Amended Notes, the interest shall be payable by increasing the aggregate principal amount of the Notes (such increase being referred to therein as “PIK Interest”). As amended, for so long as any Event of Default (as defined in the Note) exists, interest shall accrue on the Note principal at the default interest rate of 12.0% per annum, and such accrued interest shall be immediately due and payable. As amended, the provisions of the Note that provided for an additional number of shares of Common Stock to the Investor if the IPO (as defined in the Note) had not been completed by June 30, 2020 have been removed.

Amended Terms of the Registration Rights Agreement

The provisions of the Registration Rights Agreement remain in effect except that the Filing Deadline (as defined therein) has been amended to March 31, 2020.

The foregoing descriptions of the Amended Agreement, the Amended Notes and the Amended Registration Rights Agreement do not purport to be complete, and are qualified in their entirety by reference to the Amended Agreement, Amended Notes and Amended Registration Rights Agreement, filed as Exhibits 4.1, 4.2 and 10.1 respectively and incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 8, 2020, Michael Galego notified the board of directors (the “Board”) of the Company of his decision to resign from the Board and the Audit Committee of the Board, effective as of January 9, 2020. Mr. Galego’s resignation is not due to any disagreement with the Company, the Board or management of the Company.

In addition, the Board has appointed Michael Young, to serve as Chair of the Board and Chair of the Audit Committee of the Board, in each case as of January 9, 2020, to serve in such capacity until the earlier of his successor being duly elected and qualified or his death, resignation or removal.

The Board has also appointed Clinton Gee to serve on the Audit Committee of the Board, effective as of January 9, 2020.

Appointment of Director

On January 9, 2020, Edward J. Brown Jr. was appointed to the Board of the Company, effective upon the resignation of Mr. Galego, with an initial term expiring at the Company’s next meeting of stockholders at which directors are elected and until his successor is duly elected and qualified or until his earlier death, disqualification, resignation or removal.

Mr. Brown, 64, is a partner of The Word & Brown Companies and is highly respected within the health care insurance industry for establishing and delivering standards of performance and service designed to exceed customer’s expectations. He began his career in the early 1970s as an agent for the John Hancock Mutual Life Insurance Company before launching his own local general agency, Innovative Cost Concepts, in 1982. Mr. Brown co-founded the Word & Brown Insurance Administrators Inc. with John M. Word III in 1985 and is a co-founder of The Word & Brown Companies.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
4.1	Form of Amended and Restated Subordinated Convertible Notes.
4.2	Form of First Amendment to Registration Rights Agreement
10.1	Form of First Amendment to Subscription Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Better Choice Company Inc.

Date: January 10, 2020	By:	/s/ Damian Dalla-Longa
Name: Damian Dalla-Longa
Title: Chief Executive Officer